Press Release	Source: Anadarko Petroleum Corporation

Anadarko Declares Quarterly Dividends on Common and Preferred Stock
Friday January 31, 8:08 am ET

HOUSTON--(BUSINESS WIRE)--Jan. 31, 2003--The Board of Directors of Anadarko Petroleum Corporation (NYSE:APC - News) has declared quarterly dividends on two classes of the company's stock.

A dividend of 10 cents per share was declared on the company's outstanding common stock, payable on March 26, 2003, to stockholders of record at the close of business on March 12, 2003.

A dividend of $13.65 per share (equivalent to $1.365 per Depositary Share) was declared on the company's 5.46% Series B Cumulative Preferred Stock, payable on March 31, 2003, to stockholders of record at the close of business on March 14, 2003.

The amount of future dividends for Anadarko common stock will depend on earnings, financial condition, capital requirements and other factors. The Board of Directors will determine dividends on a quarterly basis.

               ANADARKO PETROLEUM CORPORATION (NYSE:APC - News)

                                               5.46% Series B
                      Common Stock      Cumulative Preferred Stock

Record Date:         March 12, 2003         March 14, 2003
Payment Date:        March 26, 2003         March 31, 2003
Amount:              10 cents per share     $13.65 per share
                                           (equivalent to $1.365 per
                                            Depositary Share)

Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies. Houston-based Anadarko is active in the U.S., Canada, Algeria and Qatar and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.

Contact:

     Anadarko Petroleum Corporation, Houston
     Media Contacts:
     Teresa Wong, 832/636-1203
     teresa_wong@anadarko.com
     or
     Anne Vincent, 832/636-8368
     anne_vincent@anadarko.com
     or
     Investor Contacts:
     Paul Taylor, 832/636-3471
     paul_taylor@anadarko.com
     or
     David Larson, 832/636-3265
     david_larson@anadarko.com
     or
     Stewart Lawrence, 832/636-3326
     stewart_lawrence@anadarko.com

Source: Anadarko Petroleum Corporation